UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 30, 2016

Amyris, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

(510) 450-0761
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported, on June 28, 2016, Amyris, Inc. (the “Company”) entered into an Initial Strategic Partnership Agreement (the “Initial Agreement”) with Ginkgo Bioworks, Inc. (“Ginkgo”), pursuant to which the Company and Ginkgo agreed to, among other things, pursue the negotiation and execution of a detailed definitive partnership and license agreement setting forth the terms of a commercial partnership and collaboration arrangement between the parties (the “Collaboration”). The entry into the Initial Agreement was previously reported in a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on June 29, 2016, which is incorporated herein by reference.

On September 30, 2016, the Company and Ginkgo entered into a Collaboration Agreement (the “Collaboration Agreement”) setting forth the terms of the Collaboration, under which the parties will collaborate to develop, manufacture and sell commercial products and will share in the value created thereby. The Collaboration Agreement provides that, subject to certain exceptions, all third party contracts for the development of chemical small molecule compounds whose manufacture is enabled by the use of microbial strains and fermentation technologies that are entered into by the Company or Ginkgo during the term of the Collaboration Agreement will be subject to the Collaboration and the approval of the other party (not to be unreasonably withheld). Responsibility for the engineering and small-scale process development of the newly developed products will be allocated between the parties on a project-by-project basis, and the Company will be principally responsible for the commercial scale-up and production of such products, with each party generally bearing their own respective costs and expenses relating to the Collaboration, including capital expenditures. Notwithstanding the foregoing, subject to the Company sourcing funding and breaking ground on a new production facility by March 30, 2017, Ginkgo will pay the Company a fee of $5 million on or before March 31, 2017.

Under the Collaboration Agreement, subject to certain exceptions, including excluded or refused products and cost savings initiatives, the profit on the sale of products subject to the Collaboration Agreement as well as cost-sharing, milestone and “value-creation” payments associated with the development and production of such products will be shared equally between the parties. The parties also agreed to provide each other with a license and other rights to certain intellectual property necessary to support the development and manufacture of the products under the Collaboration, and also to provide each other with access to certain other intellectual property useful in connection with the activities to be undertaken under the Collaboration Agreement, subject to certain carve-outs.

The initial term of the Collaboration Agreement is three years, and will automatically renew for successive one-year terms unless either party provides written notice of termination not less than 90 days prior to the expiration of the then-current term, subject to the right of the parties to terminate the Collaboration Agreement by mutual agreement, in the event of a material breach by the other party, or in the event the other party undergoes a change of control. In addition, the Collaboration Agreement provides that the parties will evaluate the performance of the Collaboration as of the 18-month anniversary of the Collaboration Agreement, and if either party has been repeatedly unable to perform or meet its commitments under the Collaboration Agreement, the other party will have the right to terminate the Collaboration Agreement on 30 days written notice.

The Collaboration Agreement contains customary representations and warranties of the parties, as well as customary terms and provisions regarding, among other things, indemnification, dispute resolution, governing law and confidentiality.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: October 6, 2016	By:	/s/ Raffi Asadorian
Raffi Asadorian
Chief Financial Officer